EXHIBIT 99.1

Adaptive Medias Signs Multiple Publishing Partners to Media Graph Ad-Tech Platform

IRVINE, Calif., Sept. 24, 2015 (GLOBE NEWSWIRE) -- Content syndication and monetization company, Adaptive Medias, Inc. (OTCQB:ADTM), a leader in programmatic advertising across mobile, video and online display, today announced that it has signed publishers JustDivorced.com, The London Economic and VeniceBeach.com to its Media Graph ad-tech platform.

JustDivorced.com, according to its website, is the number one social networking portal for dating, divorce, and support, which targets more than 275 million people worldwide. The London Economic, founded in 2012, is a digital publication that centers on business, economics, international politics, and entertainment and lifestyle content. VeniceBeach.com is a digital information site on several California destination favorites that include Venice, Santa Monica and Marina Del Rey.

All three publishers will be leveraging Media Graph's premium digital video content to supplement its current offerings, its "mobile-first" video player, and the platform's ad serving capabilities.

Chauncey Duren, CEO of JustDivorced.com, said "Adaptive's Media Graph is truly an all-in-one destination for video monetization. The platform will help us manage and streamline our digital video presence without having to maintain a handful of third-party relationships to keep our digital video strategy up and running. This will allow us to focus on our core business and bottomline."

Adaptive Medias' Interim CEO John B. Strong said, "We are pleased to add these successful publishers to our Media Graph platform and help them generate as much revenue as possible from their digital properties. We expect our mobile-first video player to be at the forefront in helping JustDivorced.com, The London Economic and VeniceBeach.com connect with audiences on every screen and device they happen to be using."

ABOUT ADAPTIVE MEDIAS, INC.

Adaptive Medias, Inc. (ADTM) is a leading provider of mobile video delivery and monetization solutions for publishers, content producers and advertisers. The company's comprehensive mobile video technology platform, Media Graph, facilitates the delivery of integrated, engaging video content and impactful ad units across all screens and devices. Adaptive Medias is one of the first companies to offer clients a digital video player built specifically for the mobile world. For more information, please visit www.adaptivem.com. Follow the Company on Twitter @adaptive_m.

SAFE HARBOR STATEMENT

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

CONTACT: Investor Contact:
         Max Pashman
         mpashman@irpartnersinc.com
         Phone: 818-280-6800